MARCUM
ACCOUNTANTS ▲ ADVISORS

June 26, 2015

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 26, 2015, of Pressure BioSciences, Inc. and are in agreement with the first sentence of the first paragraph, the second, third, fourth, fifth and sixth paragraphs on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Marcum LLP